Exhibit 10.5

            MANAGEMENT SERVICES AND ALLOCATION OF EXPENSES AGREEMENT


        AGREEMENT, made as of this 2nd day of September, 1997, by and between InvestorsBank, a Wisconsin banking organization, located at W239 N1700 Busse Road, Pewaukee, Wisconsin ("Bank"), and Bando McGlocklin Capital Corporation, a Wisconsin corporation, located at W239 N1700 Busse Road & Highway J, Pewaukee, Wisconsin 53072-0190 ("Bando").

        WHEREAS, the Bank and Bando wish to establish a contractual relationship to permit employees of the Bank to manage the loans (i) made by Bando as of the date hereof that are either on Bando's balance sheet or sold by Bando but for which Bando retains servicing obligations and (ii) originated by the Bank after the date hereof which are purchased by Bando (in whole or in part) (collectively, the "Bando Loans"), to permit Bank employees to provide accounting services to Bando and to share certain overhead and lease expenses as between the Bank and Bando, all in accordance with the terms and conditions of this Agreement; and

        WHEREAS, Bando and the Bank each retain similar loan assets requiring loan administration services and expertise; and

        WHEREAS, the Bank employs persons with the necessary qualifications and expertise to manage and provide loan administration services to the Bando Loans and to provide accounting services to Bando; and

        WHEREAS, it is in the best interest of the Bank and Bando to share certain overhead and lease expenses in order to maximize the savings to the Bank and Bando.

        NOW, THEREFORE, for and in consideration of the premises and mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

        1,   Loan Management Services

             (a) The Bank shall service and administer the Bando Loans and shall have full power and authority, acting alone, to do any and all things in connection with such servicing and administration which the Bank may deem necessary or desirable including, but not limited to, the following.

        The Bank may waive, modify or vary any term of any Bando Loan or consent to the postponement of strict compliance with any such term or in any manner grant indulgence to any obligor if, in the Bank's determination, such wavier, modification, postponement or indulgence is not materially adverse to the interests of Bando, provided, however, that, unless the obligor is in default with respect to the Bando Loan, or such default is, in the judgment of the Bank, imminent, the Bank may not permit any modification with respect to any Bando Loan that would change the loan interest rate, defer or forgive the payment of any principal or interest (unless in connection with the liquidation of the related Bando Loan), or extend the final maturity date on such Bando Loan. All out-of-pocket costs incurred by the Bank, including but not limited to, the cost of appraisals, title insurance and attorneys' fees shall be added to the amount owing under the related Bando Loan. Without limiting the generality of the foregoing, the Bank shall continue and is hereby authorized and empowered to execute and deliver on behalf of Bando all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Bando Loans and with respect to any mortgaged properties or other collateral. If reasonably required by the Bank, Bando shall furnish the Bank with any powers of attorney and other documents necessary or appropriate to enable the Bank to carry out its servicing and administrative duties under this Agreement.

        (b) In consideration for the Bank's loan management services to Bando under this Agreement, the Bank shall charge and Bando shall pay on a monthly basis a fee equal to one-twelfth of twenty-five (25) basis points multiplied by the amount of Bando Loans outstanding at the end of the preceding month plus all of the Bank's out-of-pocket expenses described in paragraph 1(a).

        2. Accounting Services. The Bank shall provide accounting services to Bando in accordance with the terms of this Agreement, which services shall include, but not be limited to, the following:

             a.   Preparation of internal management reports.

             b. Preparation of external reports to shareholders and any applicable regulatory agencies.

        The Bank shall maintain a record of the actual time spent by its employees in providing such accounting services and shall charge and Bando shall pay on a monthly basis for the actual cost of providing such services. The actual cost shall be the employee's hourly rate, plus a pro rata share of the cost of bonuses and other benefits and perquisites of employment made available to such employee(s).

        3. Audits. Bando shall have the authority to audit the activities and services provided by the Bank on reasonable notice to the Bank and at Bando's expense during the term of this Agreement.

        4. Standard of Care. The Bank shall perform its responsibilities under this Agreement in accordance with its usual practices and shall employ or cause to be employed procedures (including collection, foreclosure and foreclosed property management procedures) and shall exercise the same degree of care to protect Bando's interest in the Bando Loans managed by the Bank as it does its own loans assets. So long as the Bank exercises such care in the servicing and management of the Bando Loans, it shall not be under any liability to Bando with respect to anything it may do or refrain from doing in the exercise of its judgment or which may seem to the Bank to be necessary or desirable in the servicing and management of the Bando Loans, except for it willful misconduct.

        5. Representations. The Bank has not made and does not make any representations or warranties, express or implied, with respect to, and the Bank does not assume and has no responsibility or liability for, the collectibility, enforceability or the validity of any of the Bando Loans, the documents evidencing such loans, or the financial condition of any borrower or any obligor on the loans or collateral securing the loans, or other information furnished by the Bank to Bando.

        6. Overhead Expenses. The Bank and Bando shall share on an equal 50/50 basis, their overhead expenses. These expenses shall include, but not be limited to, expenses for telephones, receptionist services, depreciation and other miscellaneous expenses. Bando shall pay these expenses and shall charge and the Bank shall pay for the Bank's one-half of the expenses on a monthly basis.

        7. Sublease. Bando has entered into a lease agreement with Bando McGlocklin Real Estate Investment Corp. ("BMREIC") pursuant to which Bando will lease the Demised Premises (as defined in such lease) for a monthly rent established in the lease. The lease is a triple net lease. The Bank acknowledges that Bando may lease a portion of the Demised Premises to other subtenants. The Bank shall pay Bando on a monthly basis 29.67% of the amounts due under the lease, including 29.67% of the charges for gas and maintenance. The Bank shall pay Bando on a monthly basis 50% of Bando's charges for electricity. At no time shall the Bank be charged any amount as a result of any action or inaction by any other subtenant which would require Bando to pay additional amounts under the lease.

        8. Netting. The Bank shall subtract from the amount it charges to Bando for the Loan Management Services and Accounting Services, pursuant to paragraph 2 and 3 of this Agreement, the amount the Bank owes to Bando for overhead and lease payments pursuant to paragraphs 7 and 8 of this Agreement. The net amount shall be the amount the Bank shall charge and Bando shall pay on a monthly basis.

        9. Noncompetition. Bando agrees that, except as specifically approved in writing by the Bank, Bando shall not originate any loans during the term of this agreement and any renewal thereof. Notwithstanding the foregoing, Bando may, at its option, purchase loan participations (100% or less) from any other lending institution, including, but not limited to, the Bank.

        10. Term. The term of this Agreement shall be one (1) year from the effective date of this Agreement, at which time this Agreement shall be automatically renewed for successive one (1) year terms unless prior to the original termination date or any subsequent renewal date either party provides the other party with written notice at least sixty (60) days in advance of the termination date of its intent that this Agreement not be automatically renewed upon the occurrence of the next scheduled termination date. This Agreement may also be terminated at any time by mutual written consent of the Bank and Bando or by either party if the other party fails to perform as required by this Agreement. Upon termination, Bando or its designee shall assume all of the rights and obligations of the Bank. The Bank shall, upon request of Bando but at the expense of the Bank, deliver to Bando all documents and records relating to the Bando Loans and an accounting of amounts collected and held by the Bank and otherwise use its best efforts to effect the orderly and efficient transfer of servicing rights and obligations to the assuming party.

        11. Confidentiality. The Bank agrees that it shall not disclose to any third party any information concerning the customers, trade secrets, methods, processes or procedures or any other confidential, financial or business information of Bando of which it learns during the course of its performance under this Agreement, without the prior consent of Bando.

        12. Books and Records. All books and records maintained by or for Bando shall be the property of Bando and shall be returned or provided to Bando by the Bank immediately upon Bando's request.

        13.  Miscellaneous.

             a. This Agreement sets forth the entire understanding of the parties as to its subject matter and any not be modified except in writing executed by both parties.

             b. If any provision of this Agreement is held invalid or otherwise unenforceable, the validity or enforceability of the remaining provisions shall not be impaired thereby.

             c. This Agreement shall be governed by and construed under the laws of the State of Wisconsin.

                            INVESTORSBANK
                            By

                            /s/ George Schonath
                            George R. Schonath, Its President

                            BANDO MCGLOCKLIN CAPITAL CORPORATION
                            By

                            /s/ George Schonath
                            George R. Schonath, Its President